Exhibit 99.1 NEWS RELEASE

AFC ENTERPRISES REPORTS EARNINGS FOR THIRD QUARTER 2011;

RAISES GUIDANCE FOR FISCAL YEAR 2011

ATLANTA, November 9, 2011 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal third quarter which ended October 2, 2011. The Company also raised earnings guidance for fiscal 2011 and provided a business update on its Strategic Plan.

AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “The Popeyes strategic plan focuses on building a brand with service as distinctive as our food in order to create a franchisee model that fuels new unit growth. In the third quarter, these organizing principles led to growth in market share, positive same-store sales and strong new unit openings in a very competitive marketplace. We are pleased with these results.”

Third Quarter 2011 Highlights Compared to Third Quarter 2010:

•

Reported net income was $5.8 million, or $0.24 per diluted share, compared to $5.9 million or $0.23 per diluted share in 2010. When certain non-operating items are excluded, adjusted earnings per diluted share were $0.25, compared to $0.23 last year. Through the end of the third quarter, adjusted earnings per diluted share were $0.75 compared to $0.68 last year, an increase of 10 percent year over year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Global system-wide sales increased 5.5 percent compared to an 8.2 percent increase in 2010.

•

Global same-store sales increased 1.7 percent rolling over a 5.2 percent increase in 2010. Through the third quarter, global same-store sales were positive 2.2 percent compared to positive 1.6 percent last year.

•

Domestic same-store sales increased 1.7 percent compared to a 5.3 percent increase last year. According to independent data, as of the end of the third quarter of 2011, Popeyes domestic same-store sales outpaced the chicken QSR category for the 14th consecutive quarter. International same-store sales increased 1.8 percent compared to a 4.3 increase in 2010, representing the 7th consecutive quarter of same-store sales growth.

•

The Popeyes system opened 26 new restaurants and permanently closed 25 restaurants in the third quarter. Through the third quarter, the Company had opened 88 new restaurants and permanently closed 64, resulting in 24 net unit openings compared to 11 net openings last year.

•

Through the end of the third quarter, Operating EBITDA was $34.5 million, at 29.4 percent of total revenue, compared to $35.9 million, at 32.0 percent of total revenue last year. The 260 basis point decrease in Operating EBITDA was primarily due to investments in general and administrative expenses and higher commodity costs in company-operated restaurants partially offset by higher revenues. Operating EBITDA is a supplemental non-GAAP

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measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Strategic Plan Update

The Company’s Strategic Plan is founded on the Four Pillars below.

1.	Build the Popeyes Brand
o	The Company’s third quarter marketing calendar drove solid same-store sales even as the brand rolled over a strong third quarter in 2010.
o	Through the end of August, the Company featured an innovative boneless product, Rip’n Chick’nTM; a whole chicken breast cut into “rip-able” strips.
o	Rip’n Chick’nTM was also offered in over 35 percent of the Company’s international restaurants.
o	In September, the Company promoted its Bonafide® bone-in chicken at two price points: 2-pieces for $2.49 and a 9-piece box offer for $8.99.
o	At the end of the third quarter, Popeyes introduced Dip’n Chick’nTM, which is tender and juicy medallions of chicken served with new signature Blackened Ranch dipping sauce.
o

Popeyes is currently promoting its 3rd Annual Crawfish Festival with national media advertising. The festival features Popeyes’ spicy, crispy Crawfish Tackle Box, Crawfish Po’Boy, Crawfish Traveler, and Crawfish Etouffee, all of which are unique offerings in the QSR industry.

2.	Run Great Restaurants
o	Third quarter Guest Experience Monitor (GEM) “percent Delighted” scores were approximately 76 percent, up 3 percentage points from a year ago.
o	The Company’s speed of service focus continues to deliver improvements throughout the system as well. In the third quarter, Popeyes GEM “Speed of Service” scores were 4 percentage points better than the third quarter last year.
o	Popeyes’ international team continues to expand the use of GEM, which is now in 48 percent of the Company’s international restaurants.

3.	Strengthen Unit Economics
o	Popeyes continued to face commodity inflation in the third quarter, with a 9 percent increase in food costs compared to last year. On a full year basis, the Company now expects food costs to increase by approximately 8 percent, which equates to approximately 250 basis points of negative impact on restaurant operating profit margins. As previously indicated, management expects these increased costs to be partially offset by top-line sales growth, supply chain cost savings and in-restaurant cost controls.

4.	Ramp Up New Unit Growth
o	The Company’s global development pipeline for new unit openings remains strong. During the first three quarters of 2011, the Company opened 88 new restaurants which is 30 more than in the same period of 2010. These new restaurants continue to open with average weekly sales performance higher than the Popeyes system, pointing to improvements in the Company’s site selection process.

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o	The Company continues its disciplined plan for international development. Through the third quarter, the Company completed its planned exit from Indonesia, closing a total of 15 restaurants, as part of its strategy to strengthen the performance of its international segment. The impact to the Company’s revenue of these low volume international closings was negligible.

Third Quarter 2011 Financial Performance Compared to Third Quarter 2010

Global system-wide sales increased by 5.5 percent. System-wide sales were comprised of $450.6 million in franchise restaurant sales and $12.3 million in company-operated restaurant sales.

Global same-store sales increased 1.7 percent rolling over a 5.2 percent increase in 2010. Total domestic same-store sales increased 1.7 percent compared to a 5.3 percent increase last year. The Company’s same-store sales performance reflects its successful Bonafide® bone-in chicken value offerings in the third quarter and the introduction of our innovative boneless product, Rip’n Chick’nTM. Through the end of the third quarter, global same-store sales were positive 2.2 percent compared to positive 1.6 percent last year.

International same-store sales increased 1.8 percent compared to a 4.3 percent increase in 2010, representing the 7th consecutive quarter of same-store sales growth. Strong sales in Canada and Turkey were partially offset by weaker performance in Latin America and South Korea. Popeyes’ international marketing efforts continue to leverage unique limited-time-only promotions and reinforce select core Bonafide® products at value pricing to drive traffic.

Total revenues were $35.4 million, compared to $34.1 million last year. This $1.3 million increase was primarily due to higher franchise revenue, positive same-store sales and net unit growth.

Operating profit in company-operated restaurants was $2.1 million, at 17.1 percent of sales for the third quarter of 2011, compared to the same amount and percent in 2010. In the third quarter of 2011, increases in commodity costs were offset by efficiencies in labor and other non-food related costs. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $14.1 million, at 3.0 percent of system-wide sales, compared to $12.3 million, at 2.8 percent of system-wide sales, last year. This increase was primarily attributable to an investment in new restaurant development and marketing initiatives. General and administrative expenses as a percentage of system-wide sales remain among the lowest in the restaurant industry.

Other expense, net was $0.3 million, primarily related to the Company’s November relocation to a new corporate office, approximately 3 miles from the current office.

Through the end of the third quarter, Operating EBITDA of $34.5 million was 29.4 percent of total revenues, compared to $35.9 million, at 32.0 percent of total revenues, in 2010. The 260 basis point decrease in Operating EBITDA was primarily due to investments in general and

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administrative expenses and higher commodity costs in company-operated restaurants partially offset by higher revenues. The Company’s Operating EBITDA as a percentage of total revenues remains among the highest in the restaurant industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Operating profit was $9.2 million compared to $10.6 million last year.

Interest expense, net was $0.8 million in the third quarter, a $0.6 million decrease from 2010. This decrease was primarily due to lower average interest rates under the Company’s new 2010 credit facility and lower average debt balances outstanding.

Income tax expense was $2.6 million, at an effective tax rate of 31.0 percent, compared to an effective tax rate of 35.9 percent in the prior year. The lower rate is primarily due to $0.5 million in income tax credits and favorable adjustments to income tax reserves. Excluding these adjustments, the effective rate for the third quarter was 36.9 percent.

Reported net income was $5.8 million, or $0.24 per diluted share, compared to $5.9 million, or $0.23 per diluted share, last year. Adjusted earnings per diluted share were $0.25 compared to $0.23 in 2010. Through the end of the third quarter, adjusted earnings per diluted share were $0.75 compared to $0.68 last year which represents a 10 percent increase. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

The Company generated $18.1 million of free cash flow through the end of the third quarter compared to $20.2 million in the same period of 2010. The reduction in free cash flow was primarily attributable to the Company’s new 2010 credit facility which required $3.1 million in higher mandatory debt repayments, partially offset by a significantly lower interest rate. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the third quarter, the Popeyes system opened 26 restaurants, which included 11 domestic and 15 international. The Popeyes system permanently closed 25 restaurants, including 10 domestic and 15 international. Through the third quarter, Popeyes opened 88 restaurants and permanently closed 64 restaurants, resulting in 24 net openings, compared to 58 restaurants openings, 47 permanent closures and 11 net openings in 2010. The higher closure rate reflects the Company’s intentional exit from Indonesia as part of its strategy to improve operating performance in its international segment.

Fiscal 2011 Guidance

Same-store sales are positive 2.2 percent through the end of the third quarter. The Company is rolling over a 6.2 percent same-store sales increase in the fourth quarter. As such, the Company expects global same-store sales for fiscal 2011 will be positive 2.0 percent to 2.5 percent. This represents an increase from the Company’s previous guidance of positive 1.0 percent to 2.0 percent.

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As we reach completion of new restaurant projects begun throughout 2011, Popeyes now expects its global new openings will be in the range of 130-140 restaurants, compared to 120-140 restaurants in previous guidance. Many of the fourth quarter units are scheduled to open in late December. The Company now expects its closures will be between 70-80 restaurants, compared to previous guidance of 60-80 primarily due to the completion of its intentional exit from Indonesia. As a result, the Company expects net unit growth of 50-70, compared to previous guidance of 40-80 net unit growth.

The Company now expects general and administrative expenses will be in the range of $61-$62 million at a rate of 3.1-3.2 percent of system-wide sales versus previous guidance of $60-$62 million at 3.1-3.2 percent of system-wide sales based on expenditures through the third quarter as discussed above and planned fourth quarter expenses for international marketing. As previously disclosed, G&A expense includes $1.0 million for the planned corporate office relocation. Absent this unusual item, general and administrative expenses as a percent of system-wide sales would be 3.0-3.1 percent for 2011.

Due to the tax credits and favorable adjustments to tax reserves recognized in the third quarter, the Company is adjusting guidance on its effective income tax rate for the year to 36.0-37.0 percent from 37.0-38.0 percent.

The Company now expects full year 2011 adjusted earnings per diluted share will be $0.93-$0.97, an increase from previous guidance of $0.91-$0.95 per diluted share, and compared to adjusted earnings per diluted share of $0.86 last year. Full year 2011 adjusted earnings per diluted share excludes approximately $1.5 million for the corporate office relocation which is comprised of $1.0 million for general and administrative expenses and $0.5 million for depreciation and other expenses, or $0.04 per diluted share in total. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Long-Term Guidance

Consistent with previous guidance, over the course of the next five years, the Company believes that the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 10, 2011, to review the results of the third quarter 2011. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2011 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

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Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 2, 2011, Popeyes had 1,998 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 27 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 7-16.

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AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

ASSETS	10/02/2011	12/26/2010
Current assets:
Cash and cash equivalents	$12.1	$15.9
Accounts and current notes receivable, net	6.4	5.6
Other current assets	3.8	4.3
Advertising cooperative assets, restricted	17.5	16.1

Total current assets	39.8	41.9

Long-term assets:
Property and equipment, net	23.7	21.2
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.6	47.0
Other long-term assets, net	2.4	2.7

Total long-term assets	83.8	82.0

Total assets	$123.6	$123.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.4	$4.8
Other current liabilities	7.6	7.6
Current debt maturities	5.2	4.0
Advertising cooperative liabilities	17.5	16.1

Total current liabilities	33.7	32.5

Long-term liabilities:
Long-term debt	58.9	62.0
Deferred credits and other long-term liabilities	24.0	20.2

Total long-term liabilities	82.9	82.2

Total liabilities	116.6	114.7

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 24,373,898 and 25,685,705 shares issued and outstanding at October 2, 2011 and December 26, 2010, respectively)	0.2	0.3
Capital in excess of par value	96.7	116.4
Accumulated deficit	(88.9)	(107.4)
Accumulated other comprehensive loss	(1.0)	(0.1)

Total shareholders’ equity	7.0	9.2

Total liabilities and shareholders’ equity	$123.6	$123.9

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/02/2011	10/03/2010	10/02/2011	10/03/2010
Revenues:
Sales by company-operated restaurants	$12.3	$12.3	$42.2	$40.5
Franchise revenues	22.2	20.8	72.1	68.4
Rent and other revenues	0.9	1.0	3.2	3.3

Total revenues	35.4	34.1	117.5	112.2

Expenses:
Restaurant employee, occupancy and other Expenses	6.0	6.2	20.6	20.2
Restaurant food, beverages and packaging	4.2	4.0	14.1	12.9
Rent and other occupancy expenses	0.7	0.1	2.1	1.5
General and administrative expenses	14.1	12.3	46.2	41.7
Depreciation and amortization	0.9	0.9	3.2	3.0
Other expenses (income), net	0.3	—	—	(0.1)

Total expenses	26.2	23.5	86.2	79.2

Operating profit	9.2	10.6	31.3	33.0
Interest expense, net	0.8	1.4	2.8	5.9

Income before income taxes	8.4	9.2	28.5	27.1
Income tax expense	2.6	3.3	10.0	8.6

Net income	$5.8	$5.9	$18.5	$18.5

Earnings per common share, basic:	$0.24	$0.23	$0.75	$0.73

Earnings per common share, diluted:	$0.24	$0.23	$0.74	$0.73

Weighted-average shares outstanding:
Basic	24.1	25.3	24.7	25.3
Diluted	24.5	25.5	25.1	25.5

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	40 Weeks Ended
	10/02/2011	10/03/2010

Cash flows provided by (used in) operating activities:
Net income	$18.5	$18.5

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.2	3.0
Asset write-downs	0.3	0.3
Net gain on sale of assets	(0.7)	(0.4)
Deferred income taxes	0.2	1.0
Non-cash interest expense, net	0.4	1.2
Provision for credit losses	(0.2)	(0.2)
Stock-based compensation expense	2.2	1.9
Change in operating assets and liabilities:
Accounts receivable	(0.9)	1.9
Other operating assets	0.8	(0.3)
Accounts payable and other operating liabilities	(2.0)	(4.5)

Net cash provided by operating activities	21.8	22.4

Cash flows provided by (used in) investing activities:
Capital expenditures	(2.7)	(2.3)
Proceeds from dispositions of property and equipment	0.7	—
Proceeds from notes receivable and other investing activities	0.3	2.5

Net cash provided by (used in) investing activities	(1.7)	0.2

Cash flows provided by (used in) financing activities:
Principal payments—2005 credit facility (term loan)	—	(15.0)
Principal payments—2010 credit facility (term loan)	(3.8)	—
Borrowings under 2010 revolving line of credit	2.0	—
Share repurchases	(22.3)	—
Proceeds from exercise of employee stock options	0.5	0.5
Other financing activities, net	(0.3)	(0.4)

Net cash used in financing activities	(23.9)	(14.9)

Net increase (decrease) in cash and cash equivalents	(3.8)	7.7
Cash and cash equivalents at beginning of year	15.9	4.1

Cash and cash equivalents at end of quarter	$12.1	$11.8

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	Q3 Ended 10/02/2011	Q3 Ended 10/03/2010	Year-to-date 10/02/2011	Year-to-date 10/03/2010
Total Same-Store Sales
Company-operated	(1.9%)	8.5%	1.9%	2.6%
Franchised [a]	1.8%	5.2%	2.2%	1.5%

Total Domestic	1.7%	5.3%	2.2%	1.5%
International [b]	1.8%	4.3%	2.8%	2.7%

Global	1.7%	5.2%	2.2%	1.6%
Total Franchised (a and b)	1.8%	5.1%	2.3%	1.6%

New Unit Openings
Company-operated	0	0	0	0
Franchised	11	12	41	23

Total Domestic	11	12	41	23
International	15	12	47	35

Global	26	24	88	58

Unit Count
Company-operated	38	37	38	37
Franchised	1,560	1,533	1,560	1,533

Total Domestic	1,598	1,570	1,598	1,570
International	400	379	400	379

Global	1,998	1,949	1,998	1,949

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Management’s Use of Non-GAAP Financial Measures

Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

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Adjusted Earnings per Diluted Share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for third quarter 2011 includes $0.1 million for impairments and disposals of fixed assets and $0.2 million of other expenses related to the pending relocation to a new corporate support center; for third quarter year-to-date 2011 includes $0.3 million for impairments and disposals of fixed assets, $0.7 million for net gain on sales of assets and $0.4 million of other expenses related to the pending relocation to the new corporate support center; for third quarter 2010 includes $0.1 million for impairments and disposals of fixed assets and $0.1 million for net gain on sale of assets; for third quarter year-to-date 2010 includes $0.3 million for impairments and disposals of fixed assets and $0.4 million for net gain on sale of assets and for fiscal 2010 includes $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets), (ii) accelerated depreciation related to Company’s pending relocation to a new corporate support center, (iii) the interest expense associated with the credit facility refinancing in fiscal 2010, (iv) the tax effect of these adjustments, and (v) the tax audit benefit. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for third quarter 2011, third quarter year-to-date of 2011, third quarter 2010, third quarter year-to-date of 2010 and fiscal year 2010, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Q3 2011	Q3 2010	Year-to-date 10/02/2011	Year-to-date 10/03/2010	FY 2010
Net income	$5.8	$5.9	$18.5	$18.5	$22.9
Other expense (income), net	$0.3	-	-	$(0.1)	$0.2
Accelerated Depreciation related to Company’s relocation to new corporate support center	$0.2	-	$0.5	-	-
Interest Expense associated with credit facility	-	-	-	-	$0.6
Tax effect	$(0.2)	-	$(0.3)	$0.1	$(0.3)
Tax audit benefit	-	-	-	$(1.4)	$(1.4)
Adjusted net income	$6.1	$5.9	$18.7	$17.1	$22.0
Adjusted earnings per diluted share	$0.25	$0.23	$0.75	$0.68	$0.86
Weighted-average diluted shares outstanding	24.5	25.5	25.1	25.5	25.5

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Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net”. The following table reconciles on a historical basis for third quarter year-to-date 2011 and third quarter year-to-date 2010, the Company’s earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net (“Operating EBITDA”) on a consolidated basis to the line on its condensed consolidated statement of operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Operating EBITDA. Operating EBITDA as a percentage of total revenues is defined as Operating EBITDA divided by total revenues.

(dollars in millions)	Year-to-date 10/02/2011	Year-to-date 10/03/2010
Net income	$18.5	$18.5
Interest expense, net	$2.8	$5.9
Income tax expense	$10.0	$8.6
Depreciation and amortization	$3.2	$3.0
Other expenses (income), net	-	($0.1)
Operating EBITDA	$34.5	$35.9
Total Revenues	$117.5	$112.2
Operating EBITDA as a percentage of Total Revenues	29.4%	32.0%

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Free cash flow: Calculation and Definition

The Company defines free cash flow as net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses (which includes for third quarter year-to-date 2011 approximately $1.3 million in company restaurant reimages, $0.2 million of IT projects and $0.3 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant facilities and equipment; and for third quarter year-to-date 2010 includes $0.5 million in restaurant reimage projects, $1.2 million of IT projects, $0.6 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities, equipment and other corporate office assets) and mandatory debt repayments. For the third quarter 2011, maintenance capital expenditures exclude $0.9 million of corporate service center move costs.

The following table reconciles on a historical basis for the third quarter year to date 2011 and 2010, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to free cash flow. Free cash flow as a percentage of total revenues is defined as free cash flow divided by total revenues.

(in millions)	Year-to-date 10/02/2011	Year-to-date 10/03/2010
Net income	$18.5	$18.5
Depreciation and amortization	$3.2	$3.0
Stock-based compensation expense	$2.2	$1.9
Maintenance capital expenses	$(1.8)	$(2.3)
Mandatory debt payments	$(4.0)	$(0.9)
Free cash flow	$18.1	$20.2
Total Revenues	$117.5	$112.2
Free cash flow as a percentage of Total Revenues (free cash flow margin)	15.4%	18.0%

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Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-Operated Restaurant Operating Profit as sales by Company-operated restaurants minus restaurant employee, occupancy and other expenses minus restaurant food, beverages and packaging as a percentage of sales by Company-operated restaurants. The following table reconciles on a historical basis for third quarter 2011 and third quarter 2010, and year-to-date 2011 and year-to-date 2010, Company-Operated Restaurant Operating Profit to the line item on its consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Company-Operated Restaurant Operating Profit. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales of Company-operated restaurants.

(in millions)	Q3 2011	Q3 2010	Year-to-date 10/03/2011	Year-to-date 10/03/2010
Sales by Company-operated restaurants	$12.3	$12.3	$42.2	$40.5
Restaurant employee, occupancy and other expenses	$(6.0)	$(6.2)	$(20.6)	$(20.2)
Restaurant food, beverages and packaging	$(4.2)	$(4.0)	$(14.1)	$(12.9)
Company-operated restaurant operating profit	$2.1	$2.1	$7.5	$7.4
Company-operated restaurant operating profit margins as a percentage of sales by Company-operated restaurants	17.1%	17.1%	17.8%	18.3%

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, projections and expectations regarding same-store sales for fiscal 2011 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2011 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, expected benefits from the Company’s new corporate support center and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the

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number of franchised restaurants, a decline in our ability to franchise new restaurants, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.